UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2001

Penn Virginia Corporation
(Exact name of registrant as specified in its charter)
Virginia (Name or other jurisdiction of incorporation)	0-753 (Commission File Number)	23-1184320 (IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (610) 687-8900

Item 2. Acquisition or Disposition of Assets.

On April 26, 2001, Registrant completed the sale of 3.3 million shares of Norfolk Southern Corporation common stock. The shares were sold in open market transactions on the New York Stock Exchange at an average price of $17.39 per share.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(b) Pro Forma Financial Information. See "Index to Financial Statements" on page F-1.

(c) Exhibits.

Exhibit 99. Press Release dated April 30, 2001.
1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 10, 2001	Penn Virginia Corporation
_____________________________
By: /s/ Nancy M. Snyder Vice President

2

Unaudited Pro Forma Consolidated Financial Statements of Penn Virginia Corporation

The unaudited pro forma consolidated financial information of Penn Virginia Corporation (the "Company" or "Penn Virginia") is based on the Company's historical financial statements, adjusted to give effect to (1) the sale of 3,307,200 shares of Norfolk Southern Corporation common stock (the "Sale") and (2) the reduction of long-term debt with the proceeds from the Sale. The pro forma consolidated balance sheet as of March 31, 2001 assumes that the Sale and the related reduction of long-term debt occurred as of March 31, 2001. The pro forma consolidated income statements for the year ended December 31, 2000 and the three months ended March 31, 2001 assume that the Sale and the related reduction of long-term debt occurred on January 1, 2000.

The unaudited pro forma consolidated financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the date specified and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma consolidated financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, and other factors.

The following unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes of the Company.
F-1

Penn Virginia Corporation and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet March 31, 2001 (in thousands, except share data)

Assets	The Company	The Sale		Pro Forma Consolidated

Current Assets	$13,602	$22,609	(b)	$36,211

Investments	55,454	(55,454)	(a)	-
Long-term notes receivable	2,259	-		2,259

Oil and gas properties, wells and equipment, using the successful efforts method of accounting	181,440	-		181,440
Other property and equipment	83,608	-		83,608
Accumulated depreciation and depletion	(56,144)	-		(56,144)
Net property, plant and equipment	208,904	-		208,904

Other assets	1,835	-		1,835

Total assets	$282,054	$(32,845)		$249,209

Liabilities and Shareholders' Equity

Current Liabilities	$17,299	$19,105 (3,315)	(c) (b)	$33,089

Other liabilities	5,526	-		5,526
Deferred income taxes	33,055	(18,415)	(a)	14,640
Long-term debt, net of current installments	31,500	(31,500)	(b)	-

Shareholders' equity	194,674	1,280	(d)	195,954

Total liabilities and shareholders' equity	$282,054	$(32,845)		$249,209

F-2

Penn Virginia Corporation and Subsidiaries Unaudited Pro Forma Consolidated Income Statement Year Ended December 31, 2000 (in thousands, except per share data)
	The Company	The Sale		Pro Forma Consolidated

Revenue
Oil sales	$832	$-		$832
Natural gas sales	46,019	-		46,019
Royalties - coal	24,308	-		24,308
Timber	2,388	-		2,388
Dividends	2,646	(2,646)	(a)	-
Other income	5,010	-		5,010
Total revenues	81,203	(2,646)		78,557

Expenses
Operating expenses	7,629	-		7,629
Exploration and development	5,660	-		5,660
Taxes other than income	3,648	-		3,648
General and administrative	11,398	-		11,398
Depreciation and depletion	12,027	-		12,027
Total expenses	40,362	-		40,362

Operating income, (loss)	40,841	(2,646)		38,195

Interest expense	(7,878)	7,878	(b)	-
Interest income and other	1,472	-		1,472
Gain on sale of property	24,795	-		24,795
Income before taxes	59,230	5,232		64,462

Income tax expense	19,965	2,479	(c)	22,444

Net income	$39,265	$2,753		$42,018

Net income per share, basic	$4.76			$5.10
Net income per share, diluted	$4.69			$5.02

Weighted average shares outstanding, basic	8,241			8,241
Weighted average shares outstanding, diluted	8,371			8,371

F-3

Penn Virginia Corporation and Subsidiaries Unaudited Pro Forma Consolidated Income Statement Three months Ended March 31, 2001 (in thousands, except per share data)
	The Company	The Sale		Pro Forma Consolidated

Revenue
Oil sales	$82	$-		$82
Natural gas sales	17,041	-		17,041
Royalties - coal	7,333	-		7,333
Timber	361	-		361
Dividends	198	(198)	(a)	-
Other income	2,079	-		2,079
Total revenues	27,094	(198)		26,896

Expenses
Operating expenses	1,779	-		1,779
Exploration and development	707	-		707
Taxes other than income	1,377	-		1,377
General and administrative	3,036	-		3,036
Depreciation and depletion	3,287	-		3,287
Total expenses	10,186	-		10,186

Operating income, (loss)	16,908	(198)		16,710

Interest expense	(807)	807	(b)	-
Interest income and other	414	-		414
Income before taxes	16,515	609		17,124

Income tax expense	5,805	262	(c)	6,067

Net income	$10,710	$347		$11,057

Net income per share, basic	$1.25			$1.29
Net income per share, diluted	$1.22			$1.26

Weighted average shares outstanding, basic	8,549			8,549
Weighted average shares outstanding, diluted	8,755			8,755

F-4

Penn Virginia Corporation
Notes to Unaudited Pro Forma Consolidated Financial Statements

(a)	Reflects the reduction to investments, deferred taxes and revenues as a result of the Sale.
(b)	To reflect the increase in cash and the reduction in long-term debt and related interest expense from the use proceeds from the Sale.
(c)	To adjust current taxes payable and income tax expense to reflect the Sale and related reduction in long-term debt.
(d)	To adjust equity to reflect the Sale (including a realized gain on the Sale and a reduction of accumulated other comprehensive income.)

F-5